Exhibit 3.1

ADDITIONAL PROVISIONS TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
COGENCO INTERNATIONAL, INC.
(now known as Genesis Solar Corporation)

I.      NAME

The name of this Corporation is Genesis Solar Corporation.

II.      PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Colorado Business Corporation Act permitted to be incorporated by the Colorado Business Corporation Act.

III.      CAPITAL

A.      The aggregate number of shares of all classes of capital stock which this corporation ("Corporation") shall have authority to issue is 600,000,000 shares, of which 100,000,000 shares shall be shares of preferred stock, par value of $.01 per share ("Preferred Stock"), and 500,000,000 shares shall be shares of common stock, par value of $.01 per share ("Common Stock").

(1)      Preferred Stock. The designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock, and variations in the relative rights and preferences as between different series shall be established in accordance with the Colorado Business Corporation Act by the board of directors of the Corporation (“Board of Directors”). Except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power.

(2)      Common Stock. The holders of Common Stock shall have and possess all rights as shareholders of the Corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the Preferred Stock.

B.      Subject to preferential dividend rights, if any, of the holders of Preferred Stock, dividends on the Common Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.

C.      The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

D.      Any stock of the Corporation may be issued for money, property, services rendered, labor done, cash advances for the Corporation, or for any other assets of value in accordance with the action of the Board of Directors, whose judgment as to value received in return therefor shall be conclusive and said stock when issued shall be fully paid and nonassessable.

E.      The holders of the Common Stock or Preferred Stock shall not have any preemptive or preferential right to purchase or subscribe for: (a) any shares of the Corporation that the Board of Directors may determine to issue, whether now or hereafter authorized, or (b) any bonds, debentures, notes or others securities convertible into or carrying options, warrants or privileges to purchase any shares of the Corporation, whether now or hereafter authorized, in all cases including any such shares, bonds, debentures, notes, or other securities held in the treasury of the Corporation.

F.      The Board of Directors shall have the authority to impose restrictions upon the transfer of the capital stock of the Corporation as they deem necessary in the best interests of the corporation or as required by law.

IV.      PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

V.      BOARD OF DIRECTORS

The governing board of this corporation shall be known as the Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation. There shall not be fewer than one member of the Board of Directors. Cumulative voting in the election of directors shall not be permitted.

VI.      INDEMNIFICATION

A.      The Corporation shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation also shall indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

B. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation or other person entitled to indemnification existing at the time of such repeal or modification.

VII.      LIMITATION OF DIRECTOR LIABILITY

A.      A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified under Section 7-108-403 of the Colorado Business Corporation Act or any amended or successor provision thereof, or (iv) for any transaction from which the director derived an improper personal benefit. If the Colorado Business Corporation Act is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act, as so amended.

B.      Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

VIII. ACTIONS OF SHAREHOLDERS

A.      Meetings of shareholders shall be held at such time and place as provided in the bylaws of the Corporation or by resolution of the board of directors. At all meetings of the shareholders, one-third of all shares entitled to vote at the meeting shall constitute a quorum or, if there is more than one voting group, one-third of all shares entitled to vote within each voting group entitled to vote.

B.      Any action for which the Colorado Statutes require the approval of two-thirds of the shares or any class or series or voting group entitled to vote with respect thereto, unless otherwise provided in the Articles of Incorporation, shall require for approval, the affirmative vote of a majority of the shares or any class or series or voting group outstanding and entitled to vote thereon.

C.      Any vote of the shareholders of the Corporation may be taken either:

(1)      at a meeting called for such purpose or,

(2)      by the written consent of the shareholders in lieu of a meeting provided: that shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing.

IX.      CONFLICTING INTEREST TRANSACTIONS

     No act, contract, or other transaction between the Corporation and one or more of its directors, officers, or employees, or between the Corporation and any corporation or association of which one or more of this Corporation’s officers, directors, or employees are in any way interested, shall be affected or invalidated in any way because of such fact; provided, that such fact shall have been known to or disclosed to the Board of Directors of the Corporation prior to its authorization of such act, contract or other transaction. Any director or directors of the Corporation so interested may be present and may be counted in determining the existence of a quorum at any meeting of the Board of Directors which authorized or ratified such act, contract, or other transaction, and such director or directors may vote thereat with like force and effect as if they were not interested.